LETTER OF INTENT

We are pleased to offer this Letter of Intent (“LOI”) dated June 4, 2019 which is by and between Canbiola, Inc, (CANB”) a Florida Corporation located at 960 S. Broadway, Suite 120, Hicksville, NY 11801 and, Shi Farms, Inc. (“Shi” or other owner), a Delaware Corporation located at 214 39th Lane, Pueblo, CO 81006, or collectively referred to as (“the Parties”).

1.	Understandings

a.	It is the intent of the Parties to enter into a Definitive Joint Venture (“Agreement”) with the intent being the Parties will jointly develop a business model referred to as the “Depot Model”.

b.	Shi and Mile High Labs (“MHL”) have entered into a Partner Farm Agreement as well as a Supply Agreement whereby SHI will deliver agricultural products and provides a physical location to Mile High to operate a processing facility in Pueblo, CO that produces high quality hemp oil isolate and distillate from industrial hemp biomass. That processing facility is referred to as the “Monster”.

c.	The purpose of the NY Hemp Depot is to aggregate and purchase fully grown and harvested hemp from 3rd party Farmers (“Farmers”) in New York State to be processed in the SHI-MHL processing facility in Pueblo, Colorado. The Farmers would be paid on a per pound basis depending on the percentage of CBD potency. The Depot Model is further explained per the attached Exhibit A spreadsheet.

d.	The NY Hemp Depot company shall have the right to divert processing and extraction to facilities other than the Monster after meeting certain criteria for tonnage and time- which parameters shall be discussed.

e.	It is anticipated that after relationships are established in the region, that the NY Hemp Depot may be a provider of feminized seeds, clones, and whatever additional materials required to grow and cultivate industrial hemp.

f.	Canbiola will create a wholly owned subsidiary to manage and direct the efforts of the NY Hemp Depot and Gross Profits will be split 70% Canbiola and 30% Shi. Gross Profits are defined as Revenue less direct operational costs as defined below but specifically excluding any corporate allocations of overhead, salaries and costs other than those directly associated with management and maintaining the business, directors or outside fees not directly relating to operational necessity, owner or manager distributions of any kind and similar expenses.

g.	All costs associated with the direct operational development, management, Farmer’s property acquisition, handling, shipping, and administrative will be paid from the Depot Model company prior to profit distributions.

h.	Shi will provide the technical expertise, availability of feminized hemp seeds and/or clone plants to sell to the Farmers, growing technology and expertise, cultivation License from the State of New York to allow the Farmers to grow hemp. Once Canbiola has secured a building to house the Depot, Shi will complete the “Hemp Grower Amendment Application” to the company’s cultivation license.

i.	CANB and Shi will jointly seek Farmers to fulfill the Depot Model pipeline with an initial target of 200-400 acres under contract for 2020.

j.	This document outlines the terms of this LOI and that Agreement.

2.	Consideration

Upon execution of the Definitive Agreement between Shi and CANB:

a.	CANB will:

i.	Provide a five-hundred thousand dollars ($500,000) cash payment to Shi, and

ii.	Issue within 30 days of closing five hundred thousand dollars in CANB common stock at the average 10-day closing price of the shares.

b.	Shi will provide:

i.	Appropriate documentation to support the 10-basis point consideration to CANB from the agreement on the Monster between Mile High Labs and Shi as further defined in the attached Exhibit B.

ii.	Provide a copy of the NY State Agricultural License and add the Depot Model company to that license.

iii.	Provide the expertise, product (seeds etc.), and hands-on development of the Farmers for the cultivation for the Depot Model.

iv.	Isolate to CANB from the Depot Model biomass at cost of processing.

3.	Definitive Agreement

The final terms of the Agreement shall include the usual warranties of title and performance and shall be subject to the due diligence and reasonable assurance of each party that such warranties are true and correct as of the date of closing.

The parties agree to assist each other in accomplishing such corporate actions as may be consistent with the intent expressed herein, and to the extent the same may be reasonably requested by the other party to accomplish legally available business actions. Each party shall indemnify the other against liabilities or claims relating to its actions prior to the Agreement contemplated hereunder, and all actions by such party in the event the contemplated transactions are not carried out.

4.	Closing Date

The parties acknowledge that time is of the essence and that they will work towards a Definitive Agreement and subsequent possible closing the transaction as quickly as possible. This LOI shall remain in force and effect until the earlier of a signed Definitive Agreement or 30-days from signing of this LOI, unless extended by both Parties consent.

5.	Conditions to Closing

The consummation of the Agreement will be subject to the satisfaction of customary conditions, including, without limitation, the following:

a.	The negotiation, execution, and delivery of a Definitive Acquisition Agreement satisfactory to each of the parties, including intellectual property rights, and securing of any required governmental or third-party approvals, waivers, or consents.

b.	Verification of the assignability of the NY Licenses to CANB which may cause the terms of this LOI to be modified accordingly.

6.	Non- Compete and Non- Circumvention and Exclusivity

a.	For Non-Circumvention, both parties herein agree not to communicate with any other of the other party’s named suppliers, clients, consultants or intermediaries that have from time to time been made known to the Parties in connection with this LOI.

b.	For exclusivity, during the term of this LOI agreement the principals of Shi are restricted from working with, engaging into negotiations with any other party to discuss or to provide the opportunities contemplated in this LOI. This exclusivity shall in no way restrict Shi from developing, manufacturing, creating, marketing or selling any of their products in a wholesale or retail environment to any viable customer.

7.	Binding Agreement

Other than this paragraph 6, which is intended to be and is legally binding, this letter is nonbinding and constitutes an indication of intent only and creates no liability or obligation of any nature whatsoever among the parties hereto with respect to any contemplated transaction or any other matter or action described or referred to herein. Legally binding obligations with respect to the contemplated transaction will only arise upon execution of a Definitive Agreement and related agreements with respect to the transaction.

Once signed, neither Party may withdraw from the Agreement other than for cause or default of one of the provisions of the Agreement, and should the closing not occur per item 4 above, this LOI shall become null and void in every respect.

For Canbiola, Inc.

Marco Alfonsi, CEO

If the foregoing is satisfactory, please indicate your agreement with the foregoing by countersigning a copy of this letter and returning it to our attention. We look forward to proceeding together on this transaction.

This Letter of Intent has been executed by Shi Farms, Inc. on June 4, 2109.

By:
Thomas A. Gallo, Executive Director

Exhibit A

Spreadsheet titled: Shi Farms Depot Model

Exhibit B

Spreadsheet titled: Canbiola Blend Assumptions